Exhibit 21.1
 MARRIOTT VACATIONS WORLDWIDE CORPORATION
SIGNIFICANT SUBSIDIARIES
(as of December 31, 2022)

Subsidiaries Organized in the United States	Jurisdiction of Organization

Flex Collection, LLC	Florida

Interval International, Inc.	Florida
Entity also does business under the names:
• Interval Purchasing Services	• Preferred Residences
• Shared Ownership Investment Conference

Marriott Ownership Resorts, Inc.	Delaware
Entity also does business under the names:
• Grand Residence by Marriott	• Marriott Vacation Club International Corp.
• Grand Residences by Marriott	• Marriott’s Mountainside Resort
• Marriott Golf Academy	• Marriott’s Summit Watch
• Marriott Vacation Club	• Marriott’s Waiohai Beach Resort
• Marriott Vacation Club International	• The Marketplace

Marriott Resorts Hospitality Corporation	South Carolina
Entity also does business under the names:
• Marriott Vacation Club International	• Marriott’s Vacation Club, South Beach
• Marriott Vacation Club International Corp.	• Marriott’s Villas at Doral
• Marriott Vacation Club, New York City	• Marriott’s Willow Ridge Lodge
• Marriott Vacation Club, South Beach	• Reflections
• Marriott Vacation Club Pulse, New York City	• Strand Bistro
• Marriott Vacation Club Pulse San Diego	• The Market Place
• Marriott’s Custom House	• Tidewater’s Sweets and Sundries
• Marriott’s Legends Edge at Bay Point	• Top of the Strand
• Marriott’s Oceana Palms	• Twisted Knot Cafe & Lounge
• Marriott’s Summit Watch Resort

MVW US Holdings LLC	Delaware

MVW Vacations LLC	Delaware

Vistana Signature Experiences, Inc.	Delaware

Vistana Vacation Ownership, Inc.	Florida

VSE Pacific, Inc.	Florida
Entity also does business under the names:
• Hawaii Activity Planners	• Westin Ka'anapali Ocean Resort Villas
• The Westin Nanea Ocean Villas	• Westin Vacation Club

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